Exhibit 5.1

[Letterhead of Orrick, Herrington & Sutcliffe LLP]

April 27, 2004

PG&E Corporation
One Market, Spear Tower, Suite 2400
San Francisco, CA 94105

Re:	PG&E Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel for PG&E Corporation, a California corporation (the “Company”), in connection with the registration of $600,000,000 aggregate principal amount of the Company’s 6 7/8% Senior Secured Notes due 2008 (the “Exchange Notes”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 6 7/8% Senior Secured Notes due 2008 of the Company (collectively the “Original Notes”) under the Indenture, dated as of July 2, 2003 (the “Indenture”), between the Company and J.P. Morgan Trust Company, National Association, as successor trustee thereunder (the “Trustee”). The Exchange Offer will be made pursuant to, and the Exchange Notes will be registered under, a Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission.

     In arriving at the opinion expressed herein, we have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

     Based on the foregoing and subject to the assumptions, qualifications and exceptions stated below, we are of the opinion that when the Registration Statement becomes effective and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer

PG&E Corporation
April 27, 2004

against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will be legal and binding obligations of the Company.

     In rendering this opinion, we have, with your permission, assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

     Our opinion set forth above is subject to (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers or conveyances, preferences and equitable subordination) and (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is sought in a proceeding in equity or at law). Our opinion is also subject to the matters discussed under the fifth risk factor under the caption “Risk Factors — Risks Related to the Notes” in the prospectus included in the Registration Statement.

     The opinion expressed herein is limited to the laws of the States of New York and California and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP